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                                                                   EXHIBIT 3.1.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                        CONSERVER CORPORATION OF AMERICA



      CONSERVER CORPORATION OF AMERICA, a Delaware corporation (the "Corporation"), hereby certifies as follows:



      FIRST: That the Board of Directors of the Corporation, at a meeting held on April 23, 1997, adopted resolutions proposing and declaring advisable the following amendments to the Amended Certificate of Incorporation of the Corporation, and declaring that such proposed amendments be submitted for consideration by the stockholders of the Corporation entitled to vote in respect thereof. The resolution setting forth the proposed amendments is as follows:

      RESOLVED, that the Certificate of Incorporation of this Corporation be amended, as follows:

      I. Paragraph FOURTH of the Certificate of Incorporation, relating to the capitalization of the Corporation, be amended to add the following provision to said article:

            "On the date of the filing of this Certificate of Amendment to the Certificate of Incorporation, all issued and outstanding shares of Common Stock of this Corporation held by each holder of record on such filing date shall be automatically combined in a reverse stock split at the rate of 1-for-2.269793, without any further action on the part of the holders thereof or this Corporation. No fractional shares of Common Stock shall be issued. All fractional shares for one-half share or more shall be increased to the next higher whole number of shares and all fractional shares of less than one-half share shall be decreased to the next lower whole number of shares."

      II. Paragraph SEVENTH of the Certificate of Incorporation, relating to the classification of the Board of Directors, be added in the following form:

            "The Board of Directors of the Corporation shall be divided into three classes, to be known as Class A, containing two directors, Class B, containing two directors and Class C, containing one director.
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            The term of office of the Class A directors shall expire at the annual meeting of the stockholders in 1998; the term of office of the Class B directors shall expire at the annual stockholders' meeting in 1999; and the term of office of the Class C director shall expire at the annual stockholders' meeting in 2000. Upon expiration of the terms of office of the directors as classified above, their successors shall be elected for the term of 3 years each.

            At each annual meeting of the stockholders beginning with the 1998 annual meeting, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from the increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors."

      SECOND: That pursuant to resolutions of the Board of Directors of the Corporation, written consent by a majority of the stockholders of the Corporation has been given in accordance with Section 228(d) of the General Corporation Law of the State of Delaware, consenting to the filing of this amendment and written notice to the non-consenting stockholders has been given as provided in accordance with Section 228(d) of the General Corporation Law of the State of Delaware.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Charles H. Stein, its President and Chief Executive Officer, on this 23rd day of April, 1997.


                     CONSERVER CORPORATION OF AMERICA, INC.



                     By:  /s/ Charles H. Stein
                         __________________________________________________
                         Charles H. Stein, President and Chief Executive
                                Officer